As filed with the Securities and Exchange Commission on May 13, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENMARK DIAGNOSTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-2053069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5964 La Place Court Carlsbad, California	92008-8829
(Address of Principal Executive Offices)	(Zip Code)

GenMark Diagnostics, Inc. Non-Plan Stock Option Agreement with Scott Mendel

GenMark Diagnostics, Inc. Non-Plan Restricted Stock Units Agreement with Scott Mendel

(Full title of the plans)

Hany Massarany

Chief Executive Officer and President

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, California 92008

(760) 448-4300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Eric J. Stier, Esq.

Senior Vice President and General Counsel

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, California 92008

Telephone: (760) 448-4327

Facsimile: (760) 683-6876

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value (issuable pursuant to the GenMark Diagnostics, Inc. Non-Plan Stock Option Agreement with Scott Mendel)	84,002	$9.43(2)	$792,139	$103
Common Stock, $0.0001 par value (issuable pursuant to the GenMark Diagnostics, Inc. Non-Plan Restricted Stock Units Agreement with Scott Mendel)	53,764	$8.81(3)	$473,661	$61
Total	137,766	N/A	$1,265,800	$164

(1)	This registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 (the “Common Stock”), that become issuable under the above-referenced agreements during the effectiveness of this registration statement by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of Common Stock.
(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price is based on the exercise price of the stock options, which is equal to $9.43 per share of Common Stock.
(3)	Calculated pursuant to Rule 457(c) under the Securities Act. The maximum offering price is based on the average of the high and low per share sales price of the Common Stock as reported by The Nasdaq Global Market on May 6, 2014.

EXPLANATORY NOTE

GenMark Diagnostics, Inc. (the “Registrant”) hereby files this registration statement on Form S-8 to register (1) 84,002 shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), for issuance upon exercise of stock options, and (2) 53,764 shares of Common Stock issuable pursuant to the vesting of restricted stock units, all of which are being awarded outside of the Registrant’s stockholder-approved plan as inducement grants in connection with the hiring of Scott Mendel, the Company’s newly appointed Chief Financial Officer.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Commission on March 11, 2014;

(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of the form referred to in (a) above; and

(c) The description of the Registrant’s common stock contained in the registration statement on Form 8-A (Registration No. 001-34753) filed with the Commission on May 24, 2010.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

5964 La Place Court, Suite 100

Carlsbad, California 92008

Telephone: 760-448-4300

Facsimile: 760-448-4301

Attn: Chief Financial Officer

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s certificate of incorporation includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, together the Registrant’s certificate of incorporation and by-laws require it to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of the Registrant or any of its predecessors, or serves or served at any other enterprise as a director, officer or employee at the Registrant’s request or the request of any of its predecessors, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. The Registrant’s by-laws also provide that it may, to the fullest extent provided by law, indemnify any person against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. The Registrant is required to advance expenses incurred by its directors, officers, employees and agents in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by the Registrant’s certificate of incorporation and by-laws are not exclusive.

In addition, the Registrant has entered into indemnification agreements with each of its executive officers and directors. The Registrant also maintains an officers and directors liability insurance policy.

The foregoing may reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their duty of care, even though such actions, if successful, might otherwise benefit the Registrant and its stockholders.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on this 13th day of May, 2014.

GENMARK DIAGNOSTICS, INC.

By:	/s/ Hany Massarany
Hany Massarany
Chief Executive Officer and President
(Duly Authorized Officer)

POWER OF ATTORNEY AND SIGNATURES

Each director and/or officer of GenMark Diagnostics, Inc. whose signature appears below constitutes and appoints Hany Massarany as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Hany Massarany Hany Massarany	Chief Executive Officer, President and Director (Principal Executive Officer)	May 13, 2014

/s/ Johnny Ek Johnny Ek	Vice President, Finance and Accounting, Controller (interim principal financial and accounting officer)	May 13, 2014

/s/ Christopher Gleeson Christopher Gleeson	Chairman of the Board	May 13, 2014

/s/ Daryl J. Faulkner Daryl J. Faulkner	Director	May 13, 2014

/s/ James Fox, Ph.D. James Fox, Ph.D.	Director	May 13, 2014

/s/ Kevin C. O’Boyle Kevin C. O’Boyle	Director	May 13, 2014

/s/ Stephen T. Worland, Ph.D. Stephen T. Worland, Ph.D.	Director	May 13, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Certificate of Incorporation.

4.2(2)	By-Laws.

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of DLA Piper LLP (US) (filed as a part of Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

99.1	GenMark Diagnostics, Inc. Non-Plan Stock Option Agreement with Scott Mendel.

99.2	GenMark Diagnostics, Inc. Non-Plan Restricted Stock Units Agreement with Scott Mendel.

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (File No. 333-165562) filed on March 19, 2010.
(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 (File No. 333-165562) filed on March 19, 2010.